UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	June 1, 2012

NAVIDEA BIOPHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35076	31-1080091
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

425 Metro Place North, Suite 450, Dublin, Ohio	43017
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(614) 793-7500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective June 1, 2012, Navidea Biopharmaceuticals, Inc. (the “Company”) entered into an employment agreement with Thomas H. Tulip, Ph.D., the Company’s Executive Vice President and Chief Business Officer (the “Employment Agreement”). The Employment Agreement has a stated term commencing June 1, 2012 (the "Effective Date"), and terminating 24 months from the Effective Date.

The Employment Agreement provides for Dr. Tulip to receive an annual base salary of $325,000. Dr. Tulip may also receive an annual bonus at the discretion of the Compensation, Nominating and Governance Committee (the “Committee”) of the Company's Board of Directors, in accordance with any bonus plan adopted by the Committee. For the calendar year ending December 31, 2012, the Committee has determined that the maximum bonus payable to Dr. Tulip will be $113,750. The Employment Agreement provides for Dr. Tulip’s participation in the Company’s employee benefit programs, stock based incentive compensation plans and other benefits as described in the Employment Agreement.

In the event the Company terminates Dr. Tulip’s employment “for cause,” all salary, benefits and other payments shall cease at the time of termination, and the Company shall have no further obligations to Dr. Tulip. If Dr. Tulip resigns for any reason other than a “Change of Control” (as that terms is defined in the Employment Agreement), the Company shall pay to Dr. Tulip the value of any accrued but unused vacation time, and the amount of all accrued but unpaid salary through the date of such termination. If Dr. Tulip’s employment is terminated because of death or disability, all salary, benefits and other payments shall cease at the time of death or disability, provided, however, that the Company shall continue to provide Dr. Tulip or his family with such health, dental and similar insurance or benefits as were provided to Dr. Tulip immediately before his termination for the longer of 12 months after such termination or the full unexpired term of the Employment Agreement. In addition, for the first 6 months of any disability, the Company shall pay to Dr. Tulip the difference, if any, between the cash benefits received by Dr. Tulip from a Company sponsored disability insurance policy and his salary under the Employment Agreement.

In the event the Company terminates Dr. Tulip’s employment without cause or at the end of the term of the Employment Agreement, the Company shall, at the time of such termination, pay to Dr. Tulip $325,000, together with the value of any accrued but unused vacation time. Additionally, in the event the Company terminates Dr. Tulip’s employment without cause, the Company shall continue to provide Dr. Tulip with all of the benefits provided to him pursuant to the Company’s employee benefit plans for the longer of 12 months or the full unexpired term of the Employment Agreement.

The Company must also pay Dr. Tulip severance, under certain circumstances, in the event of a Change of Control. The Employment Agreement provides that if there is a Change in Control and Dr. Tulip’s employment is concurrently or subsequently terminated: (a) by the Company without cause; (b) by the expiration of the term of the Employment Agreement; or (c) by his resignation because he has reasonably determined in good faith that his titles, authorities, responsibilities, salary, bonus opportunities or benefits have been materially diminished, that a material adverse change in his working conditions has occurred, that his services are no longer required in light of the Company’s business plan, or the Company has breached the Employment Agreement, the Company will pay to Dr. Tulip $487,500 together with the value of any accrued but unused vacation time, and the amount of all accrued but previously unpaid base salary through the date of termination, and shall provide him with all of the employee benefits provided pursuant to the Employment Agreement for the longer of 12 months or the full unexpired term of the Employment Agreement.

The Employment Agreement also contains non-competition and non-solicitation covenants. These covenants, as described in the Employment Agreement, are effective during Dr. Tulip’s employment and for a period of one year following termination of his employment with the Company.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and which is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit
Number	Exhibit Description

10.1	Employment Agreement, dated June 1, 2012, between Navidea Biopharmaceuticals, Inc. and Thomas H. Tulip, Ph.D.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Navidea Biopharmaceuticals, Inc.

Date: June 7, 2012	By:	/s/ Brent L. Larson
Brent L. Larson, Senior Vice President and Chief Financial Officer

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